Exhibit 3.7

Pursuant to U.S. legal and regulatory requirements, please note the following:

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act. The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

EXTRAORDINARY AND ORDINARY SHAREHOLDERS’ MEETING

As concerns the Extraordinary and Ordinary Shareholders’ Meeting summoned on 30th November and 1st December there is reason to presume that it will be held on second call on 1st December 2006 at 10 am, at the “Fondazione Cariplo” Congress Center, in Milano via Romagnosi, 6.

Milano, 28th November 2006

Banca Intesa s.p.a.  Registered office Piazza Paolo Ferrari, 10  20121 Milano Italy Share capital 3,613,001,195.96 euro Registration Number on the Milano Company Register and Fiscal Code 00799960158  Vat Code 10810700152  Abi Code 3069.2  Member of the National Interbank Deposit Guarantee Fund and of the National Guarantee Fund, included in the National Register of Banks No. 5361 and Parent Company of “Gruppo Intesa”, included in the National Register of Banking Groups.